Exhibit 99.1

[LOGO]

Southern Financial Bancorp, Inc.

37 E. Main Street

Warrenton, VA 20186

SOUTHERN FINANCIAL BANCORP, INC. AND ESSEX BANCORP, INC. SIGN DEFINITIVE AGREEMENT

For Immediate Release

Thursday, July 24, 2003

Contact: Patricia A. Ferrick, Senior VP and CFO

Southern Financial Bancorp. Inc. NASDAQ Symbol “SFFB”

Website: www.southernfinancialbank.com

Phone (540) 349-3900            Fax (540) 349-3904

Warrenton/Richmond, VA – Georgia S. Derrico, Chairman and Chief Executive Officer of Southern Financial Bancorp, Inc. (Nasdaq: SFFB), and Gene D. Ross, President and Chief Executive Officer of Essex Bancorp, Inc. today announced the signing of a definitive agreement providing for the merger of Essex Bancorp, Inc. (Essex), with and into Southern Financial Bancorp, Inc. (Southern Financial). Immediately prior to the merger, the agreement affects a spin-off of Essex’s wholly-owned subsidiary, Essex Home Mortgage Servicing Corporation (LoanCare).

Under the terms of the definitive agreement, Southern Financial will issue up to 896,178 shares of Southern Financial’s common stock for all of the issued and outstanding common stock of Essex Bancorp, Inc. subject to the terms of the definitive agreement. Essex Savings Bank, the wholly-owned subsidiary of Essex, currently operates four (4) retail branches in Virginia including two in the Richmond area, one in Suffolk, and one in Emporia and one (1) retail branch in Elizabeth City, North Carolina. Essex Savings Bank reported total deposits of $350 million and total assets of $379 million and total loans of $244 million as of June 30, 2003. The merger will result in an institution with combined assets of nearly $1.5 billion and a network of 32 full-service banking locations, including 30 in Virginia and one in the District of Columbia and one in North Carolina.

Georgia S. Derrico, Chairman and CEO of Southern Financial, stated, “We’re delighted to enter into this agreement with Essex. Gene Ross, his staff and his Board of Directors have built an excellent retail deposit base in attractive market areas. The combination of Southern Financial Bank and Essex Savings Bank will significantly increase our presence in the greater Richmond area and extend our footprint towards Norfolk/Virginia Beach. We look forward to working with the customers and employees of Essex Savings Bank and we are proud to welcome them to the Southern Financial family.”

Following the merger, the existing shareholders of Essex Bancorp, Inc. will own 75.1% of LoanCare as a result of the spin-off previously mentioned. Southern Financial will own 24.9% of LoanCare. LoanCare is a nationwide subservicer of loans for various investors. Further, Gene D. Ross, Chairman and Chief Executive Officer of Essex Bancorp, Inc., will become the Chief Executive Officer of LoanCare.

“We are pleased to be joining with Southern Financial. The merger will allow us to offer our customers more products and services and convenience. In addition, by joining forces with Southern Financial, we can reach out to a more extensive client base. We share Southern Financial’s mission for providing excellent customer service. We believe this move will be in the best interest of our shareholders,” stated Mr. Ross.

The transaction is expected to close in the first quarter of 2004 and is expected to be accretive to Southern Financial’s earnings per share immediately thereafter. The agreement is subject to customary conditions, including shareholder and regulatory approval.

Southern Financial will host a conference call to discuss the proposed merger transaction tomorrow, July 25, 2003 at 11am EDT. To participate in the conference call, dial 1-800-218-4007 approximately five minutes before the scheduled start time. You will be asked to identify yourself to the operator and reference the Southern Financial conference call. Participants on the call should also access http://www.southernfinancialbank.com/investorwebcast to view the slide presentation that will accompany the discussion.

This news release may be deemed to be offering materials of Southern Financial in connection with its proposed acquisition of Essex Bancorp, Inc. upon the terms and subject to the conditions set forth in the Agreement and Plan of Reorganization, dated as of July 24, 2003, by and among Southern Financial Bancorp, Inc., Essex Bancorp, Inc., and Essex Home Mortgage Servicing Corporation (the Agreement). This filing is being made in connection with Regulation of Takeovers and Security Holder Communications (Release Nos. 33-7760 and 34-42055) adopted by the Securities and Exchange Commission.

Shareholders of Essex Bancorp, Inc. and other investors are urged to read the proxy statement/prospectus that will be included in the Registration Statement on Form S-4 to be filed by Southern Financial with the SEC in connection with the proposed acquisition because it will contain important information about Southern Financial, Essex, the merger, the persons soliciting proxies in the merger and their interests in the merger related matters. After it is filed with the SEC, the proxy/prospectus will be available for free, both on the SEC’s web site (www.sec.gov) and from Southern Financial and Essex as follows:

Southern Financial:	Essex:

Investor Relations	Investor Relations
Southern Financial Bancorp, Inc.	Essex Bancorp, Inc.
37 E. Main Street	9 Interstate Corporate Center
Warrenton, Virginia 20186	Norfolk, Virginia 23502
(540) 349-3900	(757) 226-9215

In addition to the proposed registration statement and proxy statement/prospectus, Southern Financial files annual, quarterly and special reports, proxy statements and other information with the SEC. Investors may read and copy any reports, statements or other information filed by Southern Financial at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Southern Financial’s filings with the SEC are also available to the public from commercial document-retrieval services and on the SEC’s website at www.sec.gov.

Southern Financial Bancorp, Inc. is a bank holding company with $1.1 billion in assets. Its wholly owned subsidiary, Southern Financial Bank, operates 27 full-service branches, including 26 locations in Virginia and one in the District of Columbia. In addition, Southern recently announced the planned opening of another branch in downtown Richmond, Virginia by the fourth quarter of 2003.

This press release may contain statements that certain results are expected or anticipated to occur or otherwise state the company’s predictions for the future, are forward-looking statements. These particular forward-looking statements and all other statements that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. Such factors include but are not limited to: general economic conditions in the company’s markets; major slowdowns in the commercial lending markets that impact credit quality; the impact of competitive products and pricing; significant fluctuations in interest rates that could reduce net interest margin; difficulties or delays in the development, production, and marketing of new products; a reduction in fee revenue from existing products and services due to the economy and/or competition; and the amount and rate of growth of the company’s general and administrative expenses. Consequently, these cautionary statements qualify all forward-looking statements made herein and cautionary language in the company’s most recent form 10-K report and other documents filed with the Securities and Exchange Commission.